Exhibit 3(i)

CERTIFICATE OF CORRECTION

FILED TO CORRECT AN ERROR

IN THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DOVER CORPORATION

FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON JANUARY 24, 2002.

Dover Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1.     The name of the Corporation is DOVER CORPORATION.

     2.     A Restated Certificate of Incorporation of Dover Corporation was filed by the Secretary of State of Delaware on July 2, 1998, and that such Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3.     The inaccuracy or defect of such Certificate to be corrected is as follows:

Due to a typographic error, a “zero” was omitted in the first paragraph of Article FOURTH and the number “500,100,000” incorrectly appeared as “500,100,00”.

     4.     The first paragraph of Article FOURTH of the Certificate is corrected to read as follows:

FOURTH: The total number of shares of all classes of stock which the corporation is authorized to issue is 500,100,000; of which 500,000,000 shares, having a par value of $1 each, shall be Common Stock; and 100,000 shares having a par value of $100 each shall be Preferred Stock, with or without voting powers, full or limited, and in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions in respect to each class of stock or series thereof as hereinafter provided.

     IN WITNESS WHEREOF, Dover Corporation has caused this Certificate to be signed by Robert G. Kuhbach, its Vice President, Secretary and General Counsel, on January 24, 2002.

By: /s/Robert G. Kuhbach Name: Robert G. Kuhbach Title: Vice President, Secretary and General Counsel

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